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Filed pursuant to Rule 424(B) (2)
Registration No. 333-107163

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 8, 2003)

14,039,481 Shares

COMMON STOCK

Avaya Inc. is offering 14,039,481 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the trading symbol "AV." On February 12, 2004, the reported last sale price of our common stock on the New York Stock Exchange was $18.02 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

PRICE $17.85 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Avaya
Per Share	$17.85	$.12	$17.73
Total	$250,604,735.85	$1,684,737.72	$248,919,998.13

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on February 18, 2004.

MORGAN STANLEY

February 12, 2004

Prospectus
Description of Avaya	3
Where to Find Additional Information Regarding Avaya	4
Forward-Looking Statements	5
Risk Factors	6
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Accretion	15
Use of Proceeds	15
Description of the Indenture and Debt Securities	15
Description of the Warrants	23
Description of Capital Stock	24
Plan of Distribution	31
Legal Opinions	32
Experts	32

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. You should not assume that information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus supplement is delivered or when any sale of our common stock occurs.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribtion of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

        Unless otherwise provided in this prospectus supplement, the prospectus or the documents incorporated by reference, trademarks identified by ® and ™ are registered trademark or trademarks, respectively, of Avaya Inc. or its subsidiaries.

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ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement supplements the accompanying prospectus that is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration, we may sell common stock, preferred stock, debt securities, warrants to purchase debt securities and warrants to purchase common stock, or any combination of these securities, in one or more offerings with a total offering price of up to $1,000,000,000. This prospectus supplement provides specific information about the offering of shares of our common stock under the shelf registration statement. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed under the heading "Where to find additional information regarding Avaya" in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public.

        Any or all of our forward-looking statements in this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of these factors will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

        Except as may be required under the federal securities laws, we undertake no obligations to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, Form 10-Qs and Form 8-Ks to the SEC. Also note that under the caption "Risk factors," in this prospectus supplement and in the accompanying prospectus we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to the holding of our common stock and our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results or affect the price of our common stock. Other factors besides those listed in "Risk Factors," including factors described as risks in our filings with the SEC, could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

        The risks and uncertainties referred to above include, but are not limited to:

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  price and product competition,

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  rapid technological development,

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  dependence on new product development,

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  the mix of our products and services,

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  customer demand for our products and services,

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  risks related to inventory, including warranty costs, obsolescence charges, excess capacity and material and labor costs,

ii

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  the ability to successfully integrate acquired companies,

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  the ability to attract and retain qualified employees,

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  control of costs and expenses,

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  the ability to form and implement alliances,

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  the economic, political and other risks associated with international sales and operations,

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  U.S. and non-U.S. government regulation,

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  general industry and market conditions and growth rates, and

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  general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.

        The categorization of risks set forth under the caption "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents to which we refer you is meant to help you better understand the risks of holding our common stock and the risks facing our business and is not intended to limit your consideration of the possible effects of these risks to the listed categories. Any adverse effects related to the risks discussed above may, and likely will, adversely affect many aspects of our business.

iii

SUMMARY

        Because this is a summary, it does not contain all the information about Avaya Inc. that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein carefully. You should also carefully read the section entitled "Risk Factors" and the documents identified under the caption "Where To Find Additional Information Regarding Avaya" in this prospectus supplement.

AVAYA

        We are a leading provider of communications systems, applications and services for enterprises, including businesses, government agencies and other organizations. Our product offerings include:

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  Internet Protocol, or IP, telephony systems that converge voice, data and other traffic across a single unified network,

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  traditional voice communications systems,

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  contact center infrastructure and applications in support of customer relationship management, and

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  unified communications applications, which include voice and multimedia messaging.

        We offer a broad array of communications systems, applications and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include telephones, computers, cell phones and personal digital assistants.

        We support our broad customer base with comprehensive global service offerings that help our customers plan, design, implement and manage their communications networks. We believe our global service organization is an important consideration for customers purchasing our products and applications and is a source of significant revenue for us, primarily from maintenance contracts.

        Our broad portfolio of products includes:

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  products we have developed internally;

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  products we have obtained through acquisitions;

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  products manufactured by third parties which we resell;

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  products and software provided to us by third parties as components of our offerings; and

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  products we have developed through our strategic alliances with other technology companies.

        Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for businesses with less than ten employees.

        Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

Recent Developments

        On November 25, 2003, we acquired substantially all of the assets and assumed certain liabilities of Expanets, Inc. ("Expanets"), a subsidiary of NorthWestern Corporation ("NorthWestern"). Expanets was a nationwide provider of networked communications and data products and services to small and mid-sized businesses and prior to the acquisition was one of our largest dealers. The acquisition will allow us to continue providing quality sales and service support for Expanets' customers and grow our small and mid-sized business. Under the terms of the asset purchase agreement, we paid a purchase price at the closing of $97 million, consisting of (i) approximately $55 million in cash paid to Expanets, (ii) approximately $27 million paid to a creditor of Expanets to satisfy a debt obligation of Expanets, and (iii) approximately $15 million deposited into an escrow account to satisfy certain liabilities of Expanets. We also made a payment of approximately $12 million to secure a letter of credit on behalf of Expanets. The $97 million purchase price is subject to a working capital adjustment to be prepared by us in the second quarter of fiscal 2004. The working capital adjustment is subject to the review and agreement by NorthWestern. In addition, upon the closing of the acquisition, we decided to divest portions of the businesses we acquired from Expanets that previously distributed other vendors' products.

        In October 2003, we agreed to sell certain assets and liabilities of our Connectivity Solutions business to CommScope, Inc. ("CommScope"). On January 31, 2004, the sale of Connectivity Solutions was completed, except for the sale of certain remaining international operations that will be completed later this year. Under the terms of the agreement signed with CommScope in October 2003, we received approximately $250 million of cash, subject to post-closing adjustments, 1,761,538 shares of CommScope common stock valued at approximately $33 million on the closing date, and the assumption by CommScope of certain liabilities. Because the products offered by Connectivity Solutions do not fit strategically with the rest of our product portfolio, we believe the sale will enable us to strengthen our focus on our core product offerings.

        On February 12, 2004, we reported that we now expect revenue for the second fiscal quarter from our core business to be lower than previously expected.

THE OFFERING

Issuer:	Avaya Inc.
Common Stock Offered:	14,039,481 shares
Common Stock Outstanding as of December 31, 2003, after Giving Effect to this Offering:	438,629,069 shares
Use of Proceeds:
We will use the approximately $249 million of net proceeds from this offering to redeem $224 million aggregate principal amount of our outstanding 11 1/8% senior secured notes due 2009 at a redemption price of 111.125% per note. In connection with our redemption of the senior secured notes, we will be required to take a charge related to the redemption premium at the time we redeem the senior secured notes.
Voting Rights:
The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, such holders possess all voting power.
Dividends:
Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the Board of Directors. We have never paid dividends on our common stock, and we have no plans to pay dividends on our common stock in the future.
New York Stock Exchange Symbol:	AV

RISK FACTORS

        You should carefully consider the risk factors set forth below and in the documents identified under the caption "Where to Find Additional Information Regarding Avaya," as well as the other information appearing in this prospectus supplement, the accompanying prospectus and the documents to which we refer you, including those incorporated by reference, before making an investment in the common stock.

Risks related to our common stock

A number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

        Any sales of substantial amounts of our common stock in the public market or the exercise of substantial amounts of options or warrants to purchase shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock to decline. As of December 31, 2003, there were 424,589,588 shares of our common stock outstanding and one of our largest shareholders, Warburg, Pincus Equity Partners L.P. and three affiliated funds, or the Warburg Pincus Funds, beneficially owned approximately 49,098,769, or approximately 11.2%, of our outstanding common stock. We have filed a registration statement with the SEC, which has been declared effective, allowing for the resale to the public of the common stock and warrants owned by the Warburg Pincus Funds. The Warburg Pincus Funds may, at any time, decide to sell all or a portion of our common stock.

        Further, as of December 31, 2003, a total of 60,687,264 restricted stock units and options to purchase shares of our common stock were outstanding and held by our employees and non-employee directors. This concentration of stock options and restricted stock units relative to the amount of our common stock outstanding may have a dilutive effect on our earnings per share which could adversely affect the market price of our common stock. From time to time, we will issue additional options and restricted stock units to our employees under our existing plans and under new plans we may adopt.

Holders of our common stock could experience substantial dilution if we are required to repurchase a significant portion of our LYONs in October 2004.

        Holders of our Liquid Yield Option Notes, or LYONs, may require us to purchase all or a portion of their LYONs on October 31, 2004, 2006 and 2011 at a price per LYON of $542.95, $583.40 and $698.20, respectively. As of December 31, 2003, approximately $549 million aggregate principal amount at maturity of LYONs, having a put value of approximately $298 million as of October 31, 2004, are outstanding. Under the terms of the indenture governing the LYONs, we may, at our option, elect to pay the purchase price in cash or, subject to certain conditions, in shares of our common stock or a combination of cash and common stock. If the trading price of our common stock deteriorates and we pay a substantial portion of the purchase price of any LYONs that we are required to repurchase in October 2004 in shares of our common stock, holders of common stock may suffer significant dilution.

As one of our largest stockholders, the Warburg Pincus Funds have significant influence over our affairs and their interests may differ from those of our other stockholders.

        As of December 31, 2003, the Warburg Pincus Funds beneficially owned approximately 49,098,769, or approximately 11.2%, of our outstanding common stock. Although the Warburg Pincus Funds have agreed to limitations on their right to vote any shares they own in excess of 25.0% of the outstanding shares of our common stock, the Warburg Pincus Funds could exert significant influence over all matters requiring approval by stockholders, including the election or removal of directors and the approval of mergers or other business combination transactions. In addition, the Warburg Pincus Funds have the right to designate an individual for election to our board of directors.

Our ability to use our tax net operating losses may be limited in the future.

        As of September 30, 2003, the end of our 2003 fiscal year, we had consolidated net operating loss carryforwards, or NOLs, for U.S. federal income tax purposes of approximately $885 million. These NOLs remain subject to examination and adjustment by the Internal Revenue Service. These NOLs generally can be used by us to offset income earned in subsequent taxable years.

        Under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an "ownership change" may generally thereafter only utilize its pre-change losses (including certain so-called "built-in" losses that have not yet been recognized for federal income tax purposes) to offset a fixed amount of taxable income. A corporation generally undergoes an ownership change if the percentage of stock of the corporation owned by one or more 5% shareholders has increased by more than 50 percentage points over a three year period (with certain groups of less-than-5% shareholders treated as a single shareholder for this purpose).

        We have not undergone an ownership change. However, subsequent changes in our stock ownership, depending on the magnitude—including the purchase or sale of our common stock by 5% shareholders, changes in the indirect beneficial ownership of such stock, and issuances or redemptions of common stock by us—could result in an ownership change that would trigger the implementation of limitations under Section 382.

Anti-takeover provisions of our certficate of incorporation and by-laws, our rights agreement and provisions of Delaware law could delay or prevent a change of control that you may favor.

        Provisions of our certificate of incorporation and bylaws, our rights agreement and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable or may impede the ability of shareholders to change our management. The provisions of our certificate of incorporation and bylaws, among other things:

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  divide our board of directors into three classes, with members of each class elected in staggered three-year terms;

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  limit the right of shareholders to remove directors;

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  regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

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  authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

These provisions, as well as our rights agreement and provisions of Delaware law, could:

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  have the effect of delaying, deferring or preventing a change of control of Avaya;

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  discourage bids for our common stock at a premium over the market price; or

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  impede the ability of the holders of Avaya common stock to change our management.

USE OF PROCEEDS

        Our net proceeds from the sale of our common stock in this offering will be approximately $249 million after deducting underwriting discounts and commissions and estimated offering expenses. We will use the net proceeds from this offering to redeem $224 million aggregate principal amount of our outstanding 11 1/8% Senior Secured Notes due 2009 at a redemption price of 111.125% per note. In connection with our redemption of the senior secured notes, we will be required to take a charge related to the redemption premium at the time we redeem the senior secured notes.

PRICE RANGE OF COMMON STOCK

        Our common stock trades on the NYSE under the symbol "AV." The last reported sale price per share of our common stock on the NYSE was $18.02 on February 12, 2004. As of December 31, 2003, there were 424,589,588 shares of our common stock outstanding, owned by approximately one million holders of record and approximately 1.6 million beneficial holders. The following table shows the intraday high and low sales price per share of our common stock as reported on the NYSE for the periods indicated:

	High	Low
Fiscal Year Ended September 30, 2002:
First Quarter	$13.70	$8.50
Second Quarter	12.73	4.68
Third Quarter	7.60	4.15
Fourth Quarter	4.88	1.12
Fiscal Year Ending September 30, 2003:
First Quarter	$3.70	$1.25
Second Quarter	3.09	1.93
Third Quarter	8.06	2.04
Fourth Quarter	11.23	6.15
Fiscal Year Ending September 30, 2004:
First Quarter	$14.35	$10.52
Second Quarter (through February 12, 2004)	19.00	12.15

DIVIDEND POLICY

        We have never paid dividends on our common stock, and we have no plans to pay dividends on our common stock in the future.

THE UNDERWRITER

        Subject to the terms and conditions contained in the underwriting agreement, dated February 12, 2004, we have agreed to sell to Morgan Stanley & Co. Incorporated, as the underwriter, and the underwriter has agreed to purchase from us, 14,039,481 shares of our common stock.

        The underwriter is offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of our common stock offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of our common stock offered by this prospectus supplement if any shares of our common stock are taken.

        The underwriter initially proposes to offer part of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total
Public offering price	$17.85	$250,604,735.85
Underwriting discounts and commissions	$.12	$1,684,737.72
Proceeds, before expenses, to Avaya	$17.73	$248,919,998.13

        We estimate that the expenses of this offering, not including underwriting discounts and commissions, will be approximately $250,000 and will be payable by us.

        We have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of the underwriter, for a period of 90 days after the date of this prospectus supplement:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with shares of our common stock, or file a registration statement under the Securities Act relating to any shares of our common stock; or

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  enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

        The foregoing sentence shall not apply to our ability to sell securities pursuant to the underwriting agreement, to issue shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, to issue any securities or options granted pursuant to any employee benefit plans or written arrangement that are in effect on the date hereof, to issue any securities pursuant to any non-employee director stock plan or dividend reinvestment plan and to purchase any of our outstanding LYONs using our equity securities or a combination of cash or our equity securities.

        In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock. The underwriter may bid for, and purchase common stock in the open market to stabilize the price of the shares of common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect to those liabilities.

        The underwriter and its affiliates have provided and may provide financial advisory and investment banking services to us, for which they receive customary fees.

LEGAL OPINIONS

        The validity of the common stock offered in this prospectus supplement, as well as certain other legal matters, will be passed upon for us by Pamela F. Craven, Esq., Senior Vice President, Secretary and General Counsel of the Company. Weil, Gotshal & Manges LLP, New York, New York has also passed upon the validity of the common stock offered in this prospectus supplement on our behalf. As of December 31, 2003, Pamela F. Craven owned no shares of our common stock, 449,495 restricted stock units of our common stock and options to purchase 1,375,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Form 8-K filed on February 12, 2004 of Avaya Inc. as of September 30, 2003 and 2002 and for each of the three years in the period ended September 30, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of the provisions of Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements incorporated in this prospectus supplement by reference to the Form 8-K/A (Amendment No. 1) filed on February 9, 2004 of Expanets, as of September 30, 2003 and December 31, 2002, and the results of their operations and their cash flows for the nine months ended September 30, 2003 and the year ended December 31, 2002 have been so incorporated in reliance on the report (which contains emphasis of a matter paragraph relating to Expanets' relationship with NorthWestern as described in Note 1 to Expanets' consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

        Avaya files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington, D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 of 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains the accompanying prospectus and prior to the time that we sell all of the securities offered by this prospectus (other than Current Reports on Form 8-K filed under Item 9 or Item 12 of Form 8-K), will be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

        We have incorporated the following documents by reference into this prospectus supplement:

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  Our Annual Report on Form 10-K filed by Avaya with the SEC on December 12, 2003;

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  Our Proxy Statement filed by Avaya with the SEC on January 9, 2004;

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  Our Annual Report to shareholders filed by Avaya with the SEC on January 9, 2004;

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  Our current reports on Form 8-K filed with the SEC on February 2, 2004, and February 12, 2004;

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  Our current report on Form 8-K/A filed with the SEC on February 9, 2004; and

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  Our Quarterly Report on Form 10-Q filed with the SEC on February 10, 2004.

        Copies of these documents along with exhibits specifically incorporated by reference into this prospectus supplement may be obtained without charge from the Office of the Corporate Secretary, Avaya, Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

        No person is authorized to give any information or represent anything not contained in this prospectus supplement. The securities are only being offered in places where sales of those securities are permitted. The information contained in this prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information, Avaya's business, financial condition, results of operations and prospects may have changed since that date.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
AVAYA INC. AND SUBSIDIARIES

        The unaudited pro forma combined financial statements of Avaya Inc. (the "Company" or "Avaya") set forth below are based on the unaudited consolidated financial statements of Avaya as of and for the period ended December 31, 2003 and the books and records of Expanets, Inc. ("Expanets") for the period from October 1, 2003 to November 24, 2003.

        The unaudited pro forma combined statement of operations has been prepared as if the transaction relating to Expanets indicated in Note 1 below occurred on October 1, 2002. The unaudited pro forma combined balance sheet reflects the transactions indicated in Note 1 as if they occurred on December 31, 2003.

AVAYA INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2003
(dollars in millions, except per share amounts)

	Avaya As Reported	Sales of Connectivity and Portion of Expanets Business	Avaya Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,044	$256	$1,300
Receivables, net	627	—	627
Inventory	295	—	295
Deferred income taxes, net	61	—	61
Other current assets	217	6	223
Current assets of discontinued operations	199	(199)	—

TOTAL CURRENT ASSETS	2,443	63	2,506

Property, plant and equipment, net	609	—	609
Deferred income taxes, net	378	—	378
Goodwill	213	—	213
Other assets	266	33	299
Other assets of discontinued operations	192	(192)	—

TOTAL ASSETS	$4,101	$(96)	$4,005

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$320	$—	$320
Business restructuring reserve	58	—	58
Payroll and benefit obligations	242	—	242
Current portion of long-term debt	289	—	289
Deferred revenue	173	—	173
Other current liabilities	296	—	296
Current liabilities of discontinued operations	61	(61)	—

TOTAL CURRENT LIABILITIES	1,439	(61)	1,378

Long-term debt	665	—	665
Benefit obligations	1,220	—	1,220
Other liabilites	503	—	503
Other liabilites of discontinued operations	22	(22)	—

TOTAL NON-CURRENT LIABILITIES	2,410	(22)	2,388

Commitments and contingencies
STOCKHOLDERS' EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 426,910,711 shares issued (including 2,321,123 treasury shares)	4	—	4
Additional paid-in capital	2,164	—	2,164
Accumulated deficit	(1,260)	28	(1,232)
Accumulated other comprehensive loss	(630)	(41)	(671)
Less treasury stock at cost	(26)	—	(26)

TOTAL STOCKHOLDERS' EQUITY	252	(13)	239

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,101	$(96)	$4,005

See Notes to unaudited pro forma combined financial statements.

AVAYA INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Three Months Ended December 31, 2003
(dollars in millions, except per share amounts)

	Avaya as Reported	Expanets Oct. 1-Nov. 24	Eliminations	Avaya Pro Forma
REVENUE	$971	$68	$(20)	$1,019
COSTS	523	36	(20)	539

GROSS MARGIN	448	32	—	480

OPERATING EXPENSES
Selling, general and administrative	313	47	(10)	350
Research and development	83	—	—	83

TOTAL OPERATING EXPENSES	396	47	(10)	433

OPERATING INCOME (LOSS)	52	(15)	10	47
Other income (expense), net	6	6	(5)	7
Interest expense	(21)	(1)	—	(22)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	37	(10)	5	32
Provision for income taxes	7	—	—	7

INCOME (LOSS) FROM CONTINUING OPERATIONS	$30	$(10)	$5	$25

EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS
Shares used in computing earnings per share (in millions):
Basic				421
Diluted				459
Earnings per share from continuing operations-Basic and Diluted				$0.06

See Notes to unaudited pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
OF AVAYA INC. AND SUBSIDIARIES

Note 1.    Basis of Presentation

        The unaudited pro forma combined statement of operations of Avaya gives effect to the results attributed to the acquisition by Avaya of substantially all of the assets and assumption of certain liabilities of Expanets.

        The unaudited pro forma combined balance sheet of Avaya gives effect to the following transactions:

  1.
  Sale by Avaya in January 2004 of certain assets and liabilities of the Expanets business that distributed other vendors' products.

  2.
  Sale of certain assets and liabilities of Connectivity Solutions ("Connectivity") to CommScope.

        The unaudited pro forma combined balance sheet as of December 31, 2003 and the unaudited pro forma combined statement of operations for the three months ended December 31, 2003 are based on the combined balance sheets of Avaya and the statements of operations of Avaya and Expanets from October 1, 2003 to November 24, 2003. The acquisition of Expanets by Avaya on November 25, 2003 has been reflected in the combined pro forma statements of operations as if this transaction occurred on October 1, 2002. The pro forma combined balance sheet reflects the sale of the portion of the Expanets business that distributed other vendors' products and the sale of Connectivity as if such transactions occurred on December 31, 2003.

        The results of the portion of the Expanets business we sold in January 2004 and Connectivity are not reflected in the unaudited pro forma combined statement of operations because such businesses were reported as discontinued operations in Avaya's as reported statement of operations for the three months ended December 31, 2003.

Note 2.    Sale of Connectivity

(a)
The pro forma combined balance sheet gives effect to the disposition of certain assets and liabilities of Connectivity sold to CommScope and the consideration received, which consisted of cash of approximately $250 million, plus estimated working capital adjustments of $5 million, and 1,761,538 shares of CommScope common stock valued at $33 million based upon CommScope's closing market price as of January 30, 2004. Included in the pro forma combined balance sheet is the reversal of $41 million of foreign exchange translation gains related to the net assets of Connectivity's international operations sold to CommScope.

Note 3.    Expanets Adjustments

Acquisition of Expanets

        The pro forma combined statement of operations gives effect to the purchase accounting adjustments as if the acquisition of Expanets occurred on October 1, 2002. These include the following adjustments to the combined statement of operations:

  1.
  Elimination of amortization of $5 million related to the intangible assets recorded by Expanets for the period of October 1, 2003 through November 24, 2003, and recording $0.2 million related to the amortization of customer relationships of $21 million recorded by Avaya from the date of acquisition computed over their useful life of 15 years.

Note 4.    Sale of Portion of Expanets

        During January 2004 in a series of transactions, the Company sold approximately $7 million of net assets of the Expanets business that distributed other vendors' products for $1 million in cash and $6 million in a short-term note receivable. Such sales are reflected in the unaudited pro forma combined balance sheet.

Note 5.    Elimination of Intercompany Balances

        Prior to the acquisition, Expanets was one of Avaya's largest dealers. The pro forma combined financial statements eliminate transactions between Avaya and Expanets representing direct sales, related receivables and payables and certain maintenance related expense payments by Avaya to Expanets.

PROSPECTUS

$1,000,000,000

Avaya Inc.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS TO PURCHASE DEBT SECURITIES
WARRANTS TO PURCHASE COMMON STOCK

The specific terms and conditions of securities issued by Avaya Inc. in any particular offering by Avaya Inc. will be provided in supplements to this prospectus.

Avaya's common stock is listed on the New York Stock Exchange under the symbol "AV". On August 8, 2003, the last sale price of Avaya's common stock as reported on the New York Stock Exchange was $9.30.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 8, 2003.

        Unless otherwise provided in this prospectus, trademarks identified by ® and ™ are registered trademarks or trademarks, respectively, of Avaya Inc. or its subsidiaries. All other trademarks are the properties of their respective owners. "Liquid Yield Option" and "LYON" are trademarks of Merrill Lynch & Co., Inc.

DESCRIPTION OF AVAYA

        Avaya Inc. is a leading provider of communications systems, applications and services for enterprises, including businesses, government agencies and other organizations. Our product offerings include converged voice and data networks, traditional voice communications systems, customer relationship management applications, unified communications applications and structured cabling products. We support our broad customer base with comprehensive global service offerings that help our customers plan, design, implement and manage their communications networks. We believe our global service organization is an important consideration for customers purchasing our products and applications and is a source of significant revenue for us, primarily from maintenance contracts.

        We offer a broad array of communications systems, applications and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include: telephones, computers, cell phones and personal digital assistants. Our broad portfolio of products includes:

  •
  products we have developed internally,

  •
  products we have obtained through acquisitions,

  •
  products manufactured by third parties which we resell,

  •
  products and software provided to us by third parties as components of our offerings and

  •
  products we have developed through our strategic alliances with other technology companies.

        Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for businesses with less than ten employees.

        Our revenue has declined significantly during the past several years. Revenue for the fiscal years ended September 30, 2000, 2001 and 2002 was $7,732 million, $6,793 million and $4,956 million, respectively, and revenue for the nine months ended June 30, 2003 was $3,220 million. The decline in revenue is attributable to, among other things, declines in the market for our traditional business, enterprise voice communications systems, and the effect of general economic conditions on our customers' willingness to spend on enterprise communications technology during the last several years. The decline in revenue has contributed to our net losses for the fiscal years ended September 30, 2000, 2001 and 2002 of $375 million, $352 million and $666 million, respectively, and our net loss for the nine months ended June 30, 2003 of $154 million. The decline in revenue has also contributed to our accumulated deficit in the amount of $1,336 million as of June 30, 2003.

        We were incorporated under the laws of the State of Delaware on February 16, 2000, as a wholly owned subsidiary of Lucent Technologies Inc. On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all of the outstanding shares of our capital stock to its shareowners. We refer to these transactions as the "distribution." Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

        Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

        Avaya files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at l-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus (other than Current Reports on Form 8-K filed under Item 9 of Form 8-K), will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed document.

        The following documents have been filed by Avaya with the SEC (File No. 1-15951) and are incorporated by reference into this prospectus:

  1.
  Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

  2.
  Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002;

  3.
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

  4.
  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

  5.
  Current Report on Form 8-K dated December 23, 2002, filed December 23, 2002;

  6.
  Current Report on Form 8-K dated December 24, 2002, filed January 6, 2003;

  7.
  Current Report on Form 8-K dated January 9, 2003, filed January 9, 2003;

  8.
  Current Report on Form 8-K dated January 10, 2003, filed January 10, 2003;

  9.
  Current Report on Form 8-K dated January 21, 2003, filed January 22, 2003;

  10.
  Current Report on Form 8-K dated January 24, 2003, filed January 24, 2003;

  11.
  Current Report on Form 8-K dated January 28, 2003, filed January 28, 2003;

  12.
  Current Report on Form 8-K dated January 29, 2003, filed January 29, 2003;

  13.
  Current Report on Form 8-K dated January 30, 2003, filed January 31, 2003; and

  14.
  Current Report on Form 8-K dated May 6, 2003, filed May 6, 2003.

  15.
  Amendment No. 1 to Form 10-K/A for the fiscal year ended September 30, 2002, filed August 12, 2003.

        Copies of the above documents, along with exhibits specifically incorporated by reference into this prospectus may be obtained without charge from the Office of the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

        No person is authorized to give any information or represent anything not contained in this prospectus and any accompanying prospectus supplement. The securities are only being offered in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Avaya's business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and the documents that we incorporate by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we may also provide oral or written forward-looking statements in other materials we release to the public.

        Any or all of our forward-looking statements in this prospectus and the documents that we incorporate by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of these factors will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

        Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and 8-K reports to the SEC. Also note that under the caption "Risk factors," we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in "Risk factors," including factors described as risks in our filings with the SEC, could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

        The risks and uncertainties referred to above include, but are not limited to:

  •
  price and product competition,

  •
  rapid technological development,

  •
  dependence on new product development,

  •
  the mix of our products, applications and services,

  •
  customer demand for our products, applications and services,

  •
  the ability to successfully integrate acquired companies,

  •
  control of costs and expenses,

  •
  the ability to form and implement alliances,

  •
  the ability to implement in a timely manner our restructuring plan,

  •
  the economic, political and other risks associated with international sales and operations,

  •
  U.S. and non-U.S. government regulation,

  •
  general industry and market conditions and growth rates and

  •
  general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.

        The categorization of risks set forth under the caption "Risk factors" is meant to help you better understand the risks facing our business and is not intended to limit your consideration of the possible effects of these risks to the listed categories. Any adverse effects related to the risks discussed above may, and likely will, adversely affect many aspects of our business.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, any related prospectus supplement and the documents to which we refer you, including those incorporated by reference, in evaluating us.

Risks related to our revenue and business strategy

Our revenue has declined significantly during the past several years and if business capital spending, particularly for enterprise communications products, applications and services, does not improve or deteriorates, our revenue may continue to decline and our operating results may be adversely affected.

        Our revenue for the quarter ended June 30, 2003 was $1,072 million, a decrease of 12.1%, or $147 million, from $1,219 million for the quarter ended June 30, 2002, and a sequential decrease of 0.8%, or $9 million, from $1,081 million for the quarter ended March 31, 2003, and an increase of 0.5%, or $5 million, from $1,067 million for the quarter ended December 31, 2002.

        Our operating results are significantly affected by the impact of economic conditions on the willingness of enterprises to make capital investments, particularly in enterprise communications technology and related services. Although general economic conditions have shown some signs of improvement recently, we have seen a continued decline in spending on enterprise communications technology and services by our customers. We believe that enterprises continue to be concerned about their ability to increase revenues and thereby increase their profitability. Accordingly, they have tried to maintain or improve profitability through cost reduction and reduced capital spending. Because we do not believe that enterprise communications spending will improve significantly in the near term, we expect continued pressure on our ability to generate revenue.

        To the extent that enterprise communications spending does not improve or deteriorates, our revenue and operating results will continue to be adversely affected and we may not be able to comply with the financial covenants included in our credit agreement.

Revenue generated by our traditional business, enterprise voice communications systems, has been declining for the last several years and if we do not successfully implement our strategy to expand our sales in market segments with higher growth rates, our revenue and operating results may continue to be adversely affected.

        We have been experiencing declines in revenue from our traditional business, enterprise voice communications systems. We expect, based on various industry reports, a low growth rate or no growth in the future in the market segments for these traditional systems. We are implementing a strategy to capitalize on the higher growth opportunities in our market, including converged voice and data network products, customer relationship management applications and unified communication applications. This strategy requires us to make a significant change in the direction and strategy of our company to focus on the development and sales of these products and applications.

        Our traditional enterprise voice communications systems and the advanced communications products and applications described above are a part of our Converged Systems and Applications and Small and Medium Business Solutions segments. If we are unsuccessful in implementing our strategy, the contribution to our results from these segments may decline, reducing our overall operating results and thereby requiring a greater need for external capital resources. In addition, our Services segment may be adversely affected to the extent that Services revenues are related to sales of these products and applications.

We are significantly changing our focus in order to concentrate on the development and marketing of advanced communications products and applications, including converged voice and data network products, and this change in focus may not be successful or may adversely affect our business.

        We are making a significant change in the direction and strategy of our company to focus on the development and sales of converged voice and data networks and other advanced communications products and applications. In order to implement this change, we must:

  •
  retrain our sales staff to sell new types of products, applications and services and improve our marketing of such products, applications and services;

  •
  retrain our Services employees to service the new products and applications;

  •
  develop relationships with new types of distribution partners;

  •
  research and develop more converged voice and data products and products and applications using communications media other than voice traffic, which has historically been our core area of expertise;

  •
  build credibility among customers that we are capable of delivering advanced communications products and applications beyond our historic product lines; and

  •
  expand our current customer base by selling our advanced communications products and applications to enterprises who have not previously purchased our products and applications.

        If we do not successfully implement this change in focus, our operating results may be adversely affected. However, even if we successfully address these challenges, our operating results may still be adversely affected if the market opportunity for advanced communications products and applications, including converged voice and data network products, does not develop in the ways that we anticipate. Because this market opportunity is in its early stages, we cannot predict whether:

  •
  the demand for advanced communications products and applications, including converged voice and data products, will grow as fast as we anticipate;

  •
  new technologies will cause the market to evolve in a manner different than we expect; or

  •
  we will be able to obtain a leadership or profitable position as this opportunity develops.

Risks related to our liquidity and capital resources

We may not have adequate or cost-effective liquidity or capital resources.

        Our cash needs include making payments on and refinancing our indebtedness and funding working capital, capital expenditures, strategic acquisitions, business restructuring charges and related expenses, employee benefit obligations and for general corporate purposes. Our ability to satisfy our cash needs depends on our ability to generate cash from operations and access the financial markets, both of which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the risks described in this prospectus.

        Our ability to generate cash from operations is affected by the terms of our credit agreement, the indenture governing our Liquid Yield Option™ Notes due 2021, or LYONs, and the indenture governing our 11 1/8% Senior Secured Notes due 2009. These instruments impose, and any future indebtedness may impose, various restrictions and covenants, including financial covenants, that may limit our ability to respond to market conditions, provide for unanticipated capital investments, make strategic acquisitions or take advantage of business opportunities.

        If we do not generate sufficient cash from operations, we will need to access the financial markets. External financing may not be available to us on acceptable terms or at all. Under the terms of any external financing, we may incur higher than expected financing expenses, and become subject to additional restrictions and covenants. In addition, our ability to obtain external financing is affected by the terms of our debt agreements. Our existing debt agreements include covenants that limit our ability to incur additional indebtedness. In addition, our credit agreement requires us to comply with certain financial covenants. In February 2002, September 2002 and April 2003, we amended our credit agreement in order to ensure our compliance with the financial covenants. If we are unable to comply with our financial covenants and cannot amend or waive those covenants, an event of default under our credit agreement would occur. If a default occurs, the lenders under our credit agreement could accelerate the maturity of our debt obligations and terminate their commitments to lend to us. If such a default occurs when our debt obligations under the credit facility exceed $100 million, our debt obligations in respect of the LYONs and the Senior Secured Notes could be accelerated. Currently there are no funds drawn under our credit facility.

        Our ability to obtain external financing and, in particular, debt financing, is also affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. Our corporate credit is currently rated B+ and our long-term senior unsecured debt is rated B by Standard & Poor's, each with a stable outlook, and our long-term senior unsecured debt is rated B3 by Moody's with a negative outlook. Any increase in our level of indebtedness or deterioration of our operating results may cause a further reduction in our current debt ratings. Any downgrade of our credit ratings, among other factors, could impair our ability to secure additional financing on acceptable terms, and we cannot assure you that we will be successful in raising any new financing on acceptable terms.

Our substantial amount of debt could limit our ability to obtain additional financing, limit our ability to react to changes in business conditions and require us to divert financial resources from investment in our business to servicing our debt.

        We have a substantial amount of debt. At June 30, 2003, we had approximately $993 million of debt outstanding on a consolidated basis and $250 million available under our credit agreement.

        Our substantial amount of debt and other obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

  •
  increase our vulnerability to interest rate fluctuations because our credit agreement provides for interest at variable rates;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        The agreements governing our debt limit, but do not prohibit, us from incurring additional debt, and we may incur a significant amount of additional debt in the future. If new debt is added to our current debt levels, these related risks could increase.

        Our ability to make scheduled payments on or to refinance our debt and other obligations will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service and other obligations, we may be forced to reduce or delay scheduled expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient to pay our debt obligations when they become due. In the event that we are required to dispose of material assets or operations or restructure our debt or other obligations, we cannot assure you as to the terms of any such transactions or how soon any such transaction could be completed.

The value of the assets in our pension plans has decreased significantly and, as a result, we will likely incur additional expense and funding obligations that may have an adverse effect on our financial position, results of operations and cash flows.

        The decline in the global equity markets and interest rates over the past few years has resulted in a decrease in the value of the assets and an increase in the value of the obligation in our pension plans. As a result, the value of the assets in our pension plans is currently less than the obligations they are intended to fund. This decline may adversely affect our related accounting results in future periods through higher pension expense, additional minimum liabilities with corresponding reductions in stockholders' equity, and increased cash funding requirements.

        The indices we use to select a discount rate for measuring the value of our pension obligations at year-end have declined during the year. Therefore, we may be required to record an additional minimum liability with a corresponding reduction to stockholders' equity as of September 30, 2003. Currently, a 25 basis point decline in the discount rate will generate an increase in our accumulated benefit obligation of approximately $80 million.

        In compliance with ERISA/IRS requirements, we have made cash contributions of $7 million to fund our pension obligations during the first nine months of fiscal 2003. We are required to fund an additional $35 million to the plans in the fourth quarter of fiscal 2003. We estimate that for fiscal 2004, we will be required to fund approximately $44 million to our pension plans.

One of our largest dealers may not be able to satisfy in full its obligations to us under a short-term line of credit.

        As of December 31, 2002, approximately $27 million was due to us under a short-term line of credit we provided to Expanets Inc., currently one of our largest dealers, in 2001. At that time, we were engaged in discussions with Expanets regarding operational issues related to the March 2000 sale of our primary distribution function for voice communications systems for small and medium sized enterprises to Expanets. Although these issues were unrelated to the obligations of Expanets and its parent company, NorthWestern Corporation, under the credit agreement because of the importance to us of our relationship with Expanets and the customer base served by Expanets, in December 2002, we agreed to extend the term of the credit agreement to February 2003.

        In March 2003, we entered into restructured agreements with Expanets and NorthWestern regarding the operational issues. In exchange for a general release of liability from Expanets related to the operational issues, we agreed, among other things, to extend the payment term of the remaining balance under the credit facility. The amended credit facility provides that the approximately $27 million balance will be repaid in three equal $9 million installments on January 1, 2004, April 1, 2004 and July 1, 2004.

        Outstanding amounts under the line of credit are secured by Expanets' accounts receivable and inventory. In addition, NorthWestern has effectively guaranteed Expanets' obligations under the credit agreement. A default by NorthWestern of its guarantee obligations under the credit agreement would constitute a default under Expanets' dealer agreement with Avaya, resulting in a termination of the non-competition provisions contained in the dealer agreement and permitting us to sell products to Expanets' customers.

        In April 2003, NorthWestern announced that it expected to record charges in its December 31, 2002 financial statements related to, among other things, asset impairments and deferred tax valuation allowances related to Expanets. In addition, NorthWestern announced that it filed for an extension to file its Annual Report on Form 10-K in order to take certain actions related to identified deficiencies in internal controls. In its Annual Report on Form 10-K, NorthWestern disclosed that its independent auditors had advised its Audit Committee that these internal control deficiencies constituted reportable conditions and collectively, a material weakness as defined in Statement of Auditing Standards No. 60. In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, NorthWestern disclosed that the

SEC is conducting an informal inquiry relating to questions regarding the restatements of its financial statements and other accounting and reporting matters.

        In June 2003, Expanets entered into a $25 million credit facility with a third party financial institution. As required by the terms of the March 2003 agreements with Expanets, we agreed to subordinate our rights in the collateral securing the $27 million term loan from Expanets to the third party financial institution. Under the subordination agreement, we may not take action with regard to the collateral until Expanets' obligations under the senior credit facility are paid in full. In addition, if a payment default has occurred under the senior credit facility at the time a payment is due to us under the term loan, Expanets is prohibited under the subordination agreement from making such payment on the term loan until the payment default under the senior credit facility has been cured or waived in writing by the third party financial institution. If a covenant default has occurred under the senior credit facility at the time a payment is due to us under the term loan, Expanets is prohibited under the subordination agreement from making such payment on the term loan until the earlier of the date the covenant default under the senior credit facility has been cured or waived in writing by the third party financial institution and 180 days from the date the notice of default is delivered to us. The subordination agreement does not affect our rights with regard to NorthWestern, including our rights in the event of a default by NorthWestern under the credit agreement governing the term loan.

        There can be no assurance that Expanets or NorthWestern will be able to comply with the remaining terms of the credit agreement. In the event Expanets and NorthWestern are unable to comply with the terms of the credit agreement and a default occurs, the remedies available to Avaya under such agreement may be insufficient to satisfy in full all of Expanets' obligations to the Company.

Risks related to our operating results

Disruption of, or changes in the mix of our product distribution model or customer base could affect our revenues and gross margins.

        If we fail to manage distribution of our products and services properly, or if our distributors' financial condition or operations weaken, our revenues and gross margins could be adversely affected. Furthermore, a change in the mix of direct sales and indirect sales could adversely affect our revenues and gross margins.

        We use a variety of channels to bring our products to customers, including direct sales, distributors, dealers, value-added resellers and systems integrators. Since each distribution channel has a distinct profile, the failure to achieve the most advantageous balance in the delivery model for our products and services could adversely affect our gross margins and operating results.

        We must manage inventory effectively, particularly with respect to sales to distributors. Distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high, or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of our products and the products of our competitors that are available to the distributor and to seasonal fluctuations in end-user demand. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins. In addition, if sales through indirect channels increase, this may lead to greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of orders from our customers.

Changes in effective tax rates or the recording of increased deferred tax asset valuation allowances in the future could affect our operating results.

        Our effective tax rates in the future could be adversely affected by earnings being lower or losses being higher than anticipated in countries where we have tax rates that are lower than the U.S. statutory rate and earnings being higher or losses lower than anticipated in countries where we have tax rates that are higher than the U.S. statutory tax rate, changes in our net deferred tax assets valuation allowance, or by changes in tax laws or interpretations thereof.

        For example, during fiscal 2002 our effective tax rate was adversely affected by an unfavorable geographic distribution of earnings and losses and we recorded an increase in our net deferred tax assets valuation allowance of $364 million. If the geographic distribution of our earnings and losses continues to be unfavorable in the future, our effective tax rate could be adversely affected. In addition, in the first quarter of fiscal 2003, we recorded a deferred income tax valuation allowance through a non-cash income tax charge of $83 million to reflect the difference between the actual and expected tax gain associated with our December 2002 exchange offer for a portion of the LYONs. Based on our assessment of our deferred tax assets, we determined, based on certain available tax planning strategies, that $443 million of our deferred tax assets as of June 30, 2003 will more likely than not be realized in the future and no valuation allowance is currently required for this portion of our deferred tax assets. Should we determine in the future that it is no longer more likely than not that these assets will be realized, we will be required to record an additional valuation allowance in connection with these deferred tax assets and our operating results would be adversely affected in the period such determination is made.

Risks related to our operations

We have restructured our business to respond to industry and market conditions, however, the assumptions underlying our restructuring efforts may prove to be inaccurate and we may have to restructure our business again in the future.

        In response to changes in industry and market conditions, we have restructured our business in the past and may again restructure our business in the future to achieve certain cost savings and to strategically realign our resources. We have based our restructuring plans on certain assumptions regarding the cost structure of our business and the nature, severity and duration of the current slowdown in enterprise communications technology spending which may not prove to be accurate. We will continue to assess our cost structure and restructuring efforts based on an ongoing assessment of industry conditions.

        Our restructuring initiatives may not be sufficient to meet the changes in industry and market conditions, and such conditions may continue to deteriorate or last longer than we expect. In addition, we may not be able to successfully implement our restructuring initiatives and may be required to refine, expand or extend our restructuring initiatives, which may result in additional charges. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings. As a result, our restructuring efforts may not result in our return to profitability within the currently expected timeframe.

We depend on contract manufacturers to produce most of our products and if these manufacturers are unable to fill our orders on a timely and reliable basis, we will likely be unable to deliver our products to meet customer orders or satisfy their requirements.

        We have outsourced all of the manufacturing operations related to our Converged Systems and Applications and Small and Medium Business Solutions segments. Substantially all of these operations have been outsourced to Celestica Inc. Our ability to realize the intended benefits of our manufacturing outsourcing initiative will depend on the willingness and ability of Celestica and our other contract manufacturers to produce our products. We may experience significant disruption to our operations by outsourcing so much of our manufacturing. If Celestica or the other contract manufacturers terminates its relationship with us or is unable to fill our orders on a timely basis, we may be unable to deliver our products to meet our customers' orders, which could delay or decrease our revenue or otherwise have an adverse effect on our operations.

The termination of strategic alliances or the failure to form additional strategic alliances could limit our access to customers and harm our reputation with customers.

        Our strategic alliances are important to our success because they provide us the ability to offer comprehensive advanced communications products and applications reach a broader customer base and strengthen brand awareness. We may not be successful in creating new strategic alliances on acceptable terms or at all. In addition, most of our current strategic alliances can be terminated under various circumstances, some of which may be beyond our control. Further, our alliances are generally non-exclusive, which means our partners may develop alliances with some of our competitors. We may rely more on strategic alliances in the future, which would increase the risk to our business of losing these alliances.

If we are unable to protect our proprietary rights, our business and future prospects may be harmed.

        Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures, intellectual property is difficult to protect and these measures may not provide adequate protection for our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business and future prospects because we believe that developing new products and technology that are unique to us is critical to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

        In addition, we rely on the security of our information systems, among other things, to protect our proprietary information and information of our customers. If we do not maintain adequate security procedures over our information systems, we may be susceptible to computer hacking, cyberterrorism or other unauthorized attempts by third parties to access our proprietary information or that of our customers. The failure to protect our proprietary information could seriously harm our business and future prospects or expose us to claims by our customers that we did not adequately protect their proprietary information.

Anti-takeover provisions of our charter and by-laws, our rights agreement and provisions of Delaware law could delay or prevent a change of control that you may favor.

        Provisions of our certificate of incorporation and bylaws, our rights agreement and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable or may impede the ability of shareholders to change our management. The provisions of our restated certificate of incorporation and amended and restated bylaws, among other things:

    •
    divide our board of directors into three classes, with members of each class elected in staggered three-year terms;

    •
    limit the right of shareholders to remove directors;

    •
    regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

    •
    authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

        These provisions, as well as our rights agreement and provisions of Delaware law, could:

    •
    have the effect of delaying, deferring or preventing a change of control of Avaya;

    •
    discourage bids for our common stock at a premium over the market price; or

    •
    impede the ability of the holders of Avaya common stock to change our management.

Risks related to contingent liabilities

We may incur liabilities as a result of our obligations to indemnify, and to share certain liabilities with, Lucent Technologies Inc. in connection with our spin-off from Lucent in September 2000.

        Pursuant to the contribution and distribution agreement we entered into with Lucent in connection with our spin-off from Lucent on September 30, 2000, Lucent contributed to us substantially all of the assets, liabilities and operations associated with its enterprise networking businesses and distributed all of the outstanding shares of our common stock to its stockholders. The contribution and distribution agreement, among other things, provides that, in general, we will indemnify Lucent for all liabilities including certain pre-distribution tax obligations of Lucent relating to our businesses and all contingent liabilities primarily relating to our businesses or otherwise assigned to us. In addition, the contribution and distribution agreement provides that certain contingent liabilities not directly identifiable with one of the parties will be shared in the proportion of 90% by Lucent and 10% by us. The contribution and distribution agreement also provides that contingent liabilities in excess of $50 million that are primarily related to Lucent's businesses shall be borne 90% by Lucent and 10% by us and contingent liabilities in excess of $50 million that are primarily related to our businesses shall be borne equally by the parties.

        See "Item 1. Legal Proceedings" in Part II of our quarterly report on Form 10-Q for the quarter ended June 30, 2003 for a description of certain matters involving Lucent for which we have assumed responsibility under the contribution and distribution agreement and a description of other matters for which we may be obligated to indemnify, or share the cost with, Lucent. In March 2003, Lucent announced that it had entered into a $420 million settlement of all pending shareholder and related litigation described under "Lucent Securities Litigation" in the "Legal Proceedings" section of our quarterly report on Form 10-Q for the quarter ended June 30, 2003. Certain cases that are the subject of the settlement are shared contingent liabilities under the contribution and distribution agreement and accordingly, we are responsible for 10% of the liabilities attributable to those cases, including 10% of the legal costs for the portion of the litigation for which we share liability. The amount of our portion of this liability has not yet been finally determined, however, in the second quarter of fiscal of 2003, we recorded a charge of $25 million, representing our estimate of our liability in this matter. Upon settlement, the amount of the liability will be adjusted to reflect our actual obligation in this matter.

        We cannot assure you we will not have to make other indemnification or other cost sharing payments to Lucent in connection with these matters or that Lucent will not submit a claim for indemnification or cost sharing to us in connection with any future matter. In addition, our ability to assess the impact of matters for which we may have to indemnify, or share the cost with, Lucent is made more difficult by the fact that we do not control the defense of these matters.

We may be subject to litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products or services.

        We cannot assure you that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claimed that our proprietary or licensed systems and software infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our operating results.

        In addition, third parties may claim that a customer's use of our products, systems or software infringes the third party's intellectual property rights. Under certain circumstances, we may be required to indemnify our customers for some of the costs and damages related to such an infringement claim. Any indemnification requirement could have a material adverse effect on our business and our operating results.

If the distribution does not qualify for tax-free treatment, we could be required to pay Lucent or the Internal Revenue Service a substantial amount of money.

        Lucent has received a private letter ruling from the Internal Revenue Service stating, based on certain assumptions and representations, that the distribution would not be taxable to Lucent. Nevertheless, Lucent could incur significant tax liability if the distribution did not qualify for tax-free treatment because any of those assumptions or representations were not correct.

        Although any U.S. federal income taxes imposed in connection with the distribution generally would be imposed on Lucent, we could be liable for all or a portion of any taxes owed for the reasons described below. First, as part of the distribution, we and Lucent entered into a tax sharing agreement. This agreement generally allocates between Lucent and us the taxes and liabilities relating to the failure of the distribution to be tax-free. Under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution to Lucent under Section 355 of the Internal Revenue Code because of an issuance or an acquisition of our stock or an acquisition of our assets, or some other actions of ours, then we will be solely liable for any resulting taxes to Lucent.

        Second, aside from the tax sharing agreement, under U.S. federal income tax laws, we and Lucent are jointly and severally liable for Lucent's U.S. federal income taxes resulting from the distribution being taxable. This means that even if we do not have to indemnify Lucent under the tax sharing agreement, we may still be liable to the Internal Revenue Service for all or part of these taxes if Lucent fails to pay them. These liabilities of Lucent could arise from actions taken by Lucent over which we have no control, including an issuance or acquisition of stock (or acquisition of assets) of Lucent.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
STOCK ACCRETION

        The following table sets forth the unaudited historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion of Avaya and its subsidiaries.

	Ratio of Earnings to Fixed Charges	Ratio of Earnings to Combined Fixed Charges and Preferred Stock Accretion
Nine months ended June 30, 2003	(*)	(*)
Year ended September 30, 2002	(**)	(**)
Year ended September 30, 2001	(***)	(***)
Year ended September 30, 2000	(****)	(****)
Year ended September 30, 1999	3.2	3.2
Year ended September 30, 1998	2.9	2.9
(*)
For the nine months ended June 30, 2003, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $68 million.
(**)
For the fiscal year ended September 30, 2002, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $402 million and $418 million, respectively.
(***)
For the fiscal year ended September 30, 2001, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $576 million and $603 million, respectively.
(****)
For the fiscal year ended September 30, 2000, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $450 million.

        For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion, earnings are defined as income (loss) from continuing operations before income taxes, less interest capitalized. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Certain years have been reclassified to conform to the current period presentation. Because there was no preferred stock accretion during the periods prior to the year ended September 30, 2001, the ratio of earnings to combined fixed charges and preferred stock accretion is identical to the ratio of earnings to fixed charges for each such period.

USE OF PROCEEDS

        Avaya intends to use the proceeds from the sale of the securities for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the applicable prospectus supplement. The amount and timing of the sales of the securities will depend on market conditions.

DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES

        The debt securities will be issued under and controlled by an indenture between Avaya and The Bank of New York, as trustee. The following sections briefly outline the provisions of the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read it in its entirety in order to completely understand its terms and conditions. The statements contained in this prospectus relating to the indenture and the debt securities we may issue under the indenture are summaries of their material terms but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture (including those terms made a part of the indenture by reference to the Trust Indenture Act of 1939) and the debt securities.

General terms

        The debt securities:

  •
  will represent direct, unsecured, unsubordinated obligations of Avaya;

  •
  will rank equally with Avaya's other unsecured and unsubordinated debt;

  •
  may be issued in one or more series with the same or various maturities;

  •
  may be issued at a price of 100% of their principal amount or at a premium or discount;

  •
  may be issued in registered or bearer form and certificated or uncertificated form; and

  •
  may be represented by one or more global notes registered in the name of a designated depository's nominee, and if so, beneficial interests in the global note will be shown on and transfers of such interests will be made only through records maintained by the designated depository and its participants.

        The indenture does not limit the aggregate principal amount of debt securities that we may issue pursuant to its terms. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain Secured Indebtedness as described below, which our Subsidiaries or we may issue.

        Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

        The prospectus supplement for any individual issuance of debt securities of any series will describe in detail, if applicable:

  •
  the total principal amount of the debt securities of that series;

  •
  the percentage of the principal amount at which the debt securities of that series will be sold;

  •
  the date(s) on which the debt securities of that series will mature, or whether such debt securities will be payable on demand;

  •
  the interest rate(s) that the debt securities of that series will bear and the method of calculating the rate(s);

  •
  the interest payment date(s);

  •
  the terms for redemption or early repayment;

  •
  the authorized denominations in which the debt securities of that series will be issued;

  •
  the currency in which the debt securities of that series will be denominated;

  •
  the currency in which the principal of or any premium or interest will be payable, if different than the currency in which the debt securities of that series are denominated;

  •
  the manner in which payments of principal of and any premium or interest on the debt securities of that series will be determined if the payment is to be based upon one or more indexes;

  •
  whether the debt securities of that series will be issuable in registered or bearer form or both, and whether the debt securities of that series shall be certificated or uncertificated;

  •
  whether the debt securities of that series will be represented by one or more global securities and, if so, whether any such global securities will be in registered or bearer form, the identity of the depository for such global security or securities and the method of transferring beneficial interests in such global security or securities;

  •
  information regarding book-entry procedures;

  •
  whether and under what circumstances we will pay additional amounts on any debt securities of that series held by a person who is not a United States person in respect of taxes or similar charges withheld and, if so, whether we will have the option to redeem the debt securities of that series rather than pay such additional amounts; and

  •
  any other terms, including any terms which may be required by or advisable under United States laws and regulations and laws of other relevant jurisdictions or advisable in connection with the marketing of the debt securities of that series.

        We will have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

        We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

        Unless we indicate otherwise in an applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of $1,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

        If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

Payment and transfer

        Unless we state otherwise in a prospectus supplement, if you have debt securities in registered form, we will make principal and interest payments at the office of the paying agent or agents that we will name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. You may also exchange registered debt securities of any series at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        If you have debt securities in bearer form, we will pay interest to you when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States. Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

        Bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon delivery of the bearer debt securities with all unpaid coupons to a transfer or paying agent as specified in the prospectus supplement and upon fulfillment of all other requirements of such agent.

        A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

        Neither Avaya nor the trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Conversion and exchange

        The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

Covenants

        For your benefit, we have agreed in the indenture to restrict certain of our activities as long as the debt securities of any series are outstanding. Some of those restrictions are described below. Because several definitions are both specific and complex, we have provided a separate definitions section to help you to understand certain capitalized terms in this section.

        Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "—Covenants—Limitation on Liens," the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

        Limitations on Liens.    Avaya will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without concurrently providing that all the securities of each series then outstanding shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if Avaya shall so determine, any other indebtedness of Avaya or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the securities of each series) so long as such Secured Indebtedness shall be outstanding unless such Secured Indebtedness, when added to the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the securities of each series are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness which is concurrently being retired), would not exceed the greater of $500 million or 15% of Consolidated Net Tangible Assets.

        Consolidations, Mergers, Sales or Conveyances.    Nothing contained in the indenture or in any of the debt securities of any series shall prevent any consolidation of Avaya with, or merger of Avaya into, any other corporation or corporations (whether or not affiliated with Avaya), or successive consolidations or mergers to which Avaya or its successor or successors shall be a party or parties, or shall prevent any sale, transfer, lease or conveyance of the property of Avaya (including stock of subsidiaries) as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Avaya) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia authorized to acquire and own or operate the same; provided, however that:

  •
  upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of (and premium, if any) and interest on all of the securities of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by Avaya, shall be expressly assumed, by supplemental indenture, reasonably satisfactory in form to the trustee, executed and delivered to the trustee by the corporation formed by such consolidation, or into which Avaya shall have been merged, or which shall have acquired such property;

  •
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Avaya or a Subsidiary as a result of such transaction as having been incurred by Avaya or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

  •
  either Avaya or the surviving entity delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if required in connection with such transaction, the supplemental indenture comply with the applicable provisions of the indenture.

Certain definitions

        "Consolidated Net Tangible Assets" means the total assets of Avaya and its Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office facilities (excluding all products marketed by Avaya or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by Avaya or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to Avaya and its Restricted Subsidiaries taken as a whole, or in which the interest of Avaya and all its subsidiaries does not exceed 50%. As of June 30, 2003, the aggregate net book value of Avaya's Principal Properties was substantially less than the Secured Indebtedness that is permitted under the limitations on liens covenant described above.

        "Restricted Subsidiary" means any Subsidiary of Avaya which has substantially all its property in the United States, which owns any Principal Property and in which the investment of Avaya and all its Subsidiaries exceeds 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after the date of the indenture for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of Avaya or any Restricted Subsidiary. Additionally, this definition includes any other Subsidiary designated by Avaya's Board of Directors as a Restricted Subsidiary.

        "Secured Indebtedness" means indebtedness of Avaya or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary. However, this definition specifically excludes all indebtedness:

  •
  that was outstanding on the date of the indenture;

  •
  incurred after the date of the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction;

  •
  secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

  •
  owing to Avaya or any other Restricted Subsidiary;

  •
  existing at the time a corporation becomes a Restricted Subsidiary;

  •
  arising out of guarantees by Avaya of Secured Indebtedness of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness of Avaya and any other Restricted Subsidiary;

  •
  arising from any sale and leaseback or synthetic lease transaction;

  •
  incurred to finance the acquisition or construction of property in favor of any country or any political subdivisions; and

  •
  replacing, extending or renewing of any such indebtedness (to the extent such indebtedness is not increased).

        "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Avaya or its Subsidiaries.

Events of default, notice and waiver

        If an Event of Default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately, provided that upon certain events of bankruptcy or insolvency such principal amount shall become and be immediately due and payable without any declaration or other act. The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, interest on, or premium with respect to, any of the debt securities of such series. Any individual series of debt securities may have additional or different Events of Default from the Events of Default described herein. The prospectus supplement relating to any individual issuance of debt securities of any series will describe such additions or modifications. A default under one series of debt securities under the Indenture will not necessarily be a default under another series. Unless otherwise specified in a prospectus supplement, an Event of Default with respect to any series of debt securities occurs when:

  •
  Avaya fails to pay interest due on any debt security of that series for 30 days;

  •
  Avaya fails to pay principal of or premium on any debt securities of that series when due;

  •
  Avaya breaches any agreement in the debt securities of that series or in the indenture which continues for 90 days after written notice by the trustee or holders of at least 25% of the principal amount of the debt securities of that series at the time outstanding;

  •
  Avaya or any Restricted Subsidiary defaults in the payment of more than $100 million of indebtedness at the maturity thereof (after giving effect to any applicable grace period) or indebtedness of more than $100 million shall be accelerated, and such default and acceleration shall not be cured or annulled within 30 days after notice by the trustee or holders of at least 25% in principal amount of the outstanding series of debt securities; or

  •
  certain events in bankruptcy, insolvency or reorganization of Avaya occur.

        If a default occurs, the trustee will notify the holders of such series of all uncured and unwaived defaults known to it within 90 days. For the purpose of this provision, default means any event which is, or after notice or passage of time or both would be, an Event of Default. However, if the trustee determines in good faith that withholding notice is in the interest of the holders of such series it may do so except in the case of a payment default.

        The trustee, subject to its duty during an Event of Default in respect of any series of debt securities to act with the required standard of care, can refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. If indemnity is provided, the indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series.

        The terms for any series of debt securities may provide that the holders of debt securities of such series shall act as one class together with the holders of debt securities of one or more other series in voting, giving notice, waiving, giving directions or taking any other specified, permitted or authorized action.

Discharge and defeasance

        If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option, we will be discharged from our obligations with respect to the debt securities of such series or we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us. The sufficiency of the deposit must be certified by a nationally recognized firm of independent public accountants.

        If we achieve discharge and defeasance, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

        Additionally, Avaya must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Modification of the indenture

        Avaya and the trustee may, without the consent of the holders of debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes: (1) to cure any ambiguity, defect or inconsistency in the indenture or the debt securities of any services or to make any other change, provided no such action shall adversely affect the rights of any holder; (2) to evidence the succession of another person to Avaya, and the assumption by such successor of Avaya's obligations under the indenture and the debt securities; (3) to secure the debt securities; (4) to provide for uncertificated securities in addition to or in place of certificated securities; or (5) to establish the form or terms of any series of securities. Avaya and the trustee, with the consent of a majority in principal amount of the outstanding debt securities of each series affected, may modify or supplement the terms of the indenture. However, no supplemental indenture may, without the consent of each holder affected, change: (1) a maturity date; (2) the principal amount; (3) any premium; (4) the interest rate; (5) the time of interest payment; (6) the authorized currency; or (7) the percentage of outstanding debt securities required for debt holder action.

Concerning the trustee

        In addition to the indenture, Avaya and The Bank of New York have had, and continue to have, other customary banking agreements and arrangements, including stock transfer agent, lending and depository relationships.

New York law to govern

        The indenture and the debt securities will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of such State without giving effect to its conflict of laws principles.

DESCRIPTION OF THE WARRANTS

        Avaya may issue warrants for the purchase of debt securities or warrants to purchase common stock. Warrants to purchase debt securities may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. Warrants to purchase common stock may be issued independently or together with shares of common stock offered by any prospectus supplement. The warrants will be issued in one or more series under a warrant agreement to be entered into between Avaya and a bank or trust company, as warrant agent. The details of any series of warrants will be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of Avaya in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summarizes certain provisions of the form of warrant agreement. You should read the form of warrant agreement that was filed on an exhibit to the registration statement of which this prospectus forms a part.

General terms

        The prospectus supplement for any individual issuance will describe in detail, if applicable:

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  the offering price and currency for which the warrants may be purchased;

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  the dates upon which the right to exercise the warrants will commence and expire;

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  if the warrants are not continuously exercisable, the specific date or dates on which they can be exercised;

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  whether the warrants will be issued in registered or bearer form or both and whether they will be issued in certificated or uncertificated form;

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  the terms of the debt securities that holders of warrants to purchase debt securities can purchase and the price to be paid to Avaya upon exercise of any warrants;

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  if the debt securities to be purchased upon exercise of warrants to purchase debt securities will be issued in bearer form, any applicable restrictions;

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  if warrants are issued together with a series of debt securities, the name of such debt securities, their terms, the number of warrants accompanying each such debt security, and the date on which the warrants and debt securities will become separately transferable;

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  any special United States federal tax implications of the warrants or their exercise; and

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  any other specific terms of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, transferred, and exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the underlying debt securities.

Exercise of warrants

        Warrant holders will be able to purchase the principal amount of debt securities or shares of common stock, as the case may be, at the exercise price designated in the prospectus supplement relating to the warrants. Warrants may not be exercised after 5:00 P.M., New York time, on the expiration date. Any warrants unexercised by that time and date will become void. Unless otherwise set forth in the applicable prospectus supplement, holders of warrants may exercise them by delivering properly completed warrant certificates and payment of the exercise price to the warrant agent at its corporate trust office. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of common stock, as the case may be, purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock

        Our authorized capital stock consists of 200 million shares of preferred stock, par value $1.00 per share, and 1.5 billion shares of common stock, par value $0.01 per share. On June 30, 2003, 382,184,702 shares of our common stock and no shares of our preferred stock were outstanding.

Our common stock

        The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, such holders possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders.

Our preferred stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

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  the designation of the series,

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  the number of shares of the series, which number our board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease, but not below the number of shares thereof then outstanding,

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  whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or the method for determining the date or dates upon which dividends on the shares of such series shall be cumulative,

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  the redemption rights and price or prices, if any, for shares of the series,

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

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  the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

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  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of ours or of any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

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  restrictions on the issuance of shares of the same series or of any other class or series,

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  the voting rights, if any, of the holders of the shares of the series, and

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  any other relative rights, preferences and limitations of such series.

        We believe that the ability of our board of directors to establish one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where, subject to certain exceptions, the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Series A junior participating preferred stock

        An aggregate of 7.5 million shares of our Series A junior participating preferred stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A junior participating preferred stock, please see "—Rights Agreement."

Series B convertible participating preferred stock

        An aggregate of 4 million shares of our Series B convertible participating preferred stock was issued on October 2, 2000 to Warburg, Pincus Equity Partners L.P. and three affiliated funds, which we refer to as the Warburg Pincus Funds. In March 2002, we reduced the conversion price of the Series B convertible participating preferred stock owned by the Warburg Pincus Funds from $26.71 per share to $11.31 per share and the Warburg Pincus Funds converted all of their Series B convertible participating preferred stock into an aggregate of 38,329,365 shares of our common stock. The shares of Series B convertible participating preferred stock that were converted into shares of our common stock have the status of authorized but unissued preferred stock, without designation as to series, subject to reissuance by our board of directors as shares of any one or more other series.

Warrants

        As part of their October 2000 investment in Avaya, the Warburg Pincus Funds acquired warrants to purchase an aggregate of 12,391,079 shares of our common stock. These warrants were issued in two series: Series A warrants to purchase 6,883,933 shares of our common stock and Series B warrants to purchase 5,507,146 shares of our common stock. The warrants had an exercise price of $34.73 per share. In March 2002, the Warburg Pincus Funds exercised Series A warrants to purchase 159,268 shares of common stock and Series B warrants to purchase 127,414 shares of common stock at an exercise price of $34.73 per share. On February 12, 2003, pursuant to the Backstop Agreement described below, the Warburg Pincus Funds exercised Series A warrants to purchase 5,581,101 shares of common stock at an exercise price of $0.01 per share.

        Pursuant to the Backstop Agreement entered into between Avaya and the Warburg Pincus Funds in connection with the December 2002 exchange offer to purchase LYONs, we issued to the Warburg Pincus Funds Series C warrants to purchase an aggregate of 7,355,824 shares of our common stock at an exercise price of $3.50 per share.

        The Warburg Pincus Funds currently hold Series A warrants to purchase 1,143,564 shares of our common stock, Series B warrants to purchase 5,379,732 shares of our common stock and Series C warrants to purchase 7,355,824 shares of our common stock. The Series A warrants have a four-year term, expiring October 2, 2004, the Series B warrants have a five-year term, expiring October 2, 2005, and the Series C warrants have a four year term, expiring December 23, 2006. The warrants are exercisable immediately and are subject to customary anti-dilution adjustments.

Anti-takeover effects of provisions of the Certificate of Incorporation and by-laws

        Board of Directors.    Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors are classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2002, another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2003 and another class with a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2004, with each director to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

        Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

        No Stockholder Action By Written Consent; Special Meetings.    Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board or by our chairman of the board, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

        Advance Notice Procedures.    Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such annual meeting and not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

        Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and we make no public announcement naming all of the nominees for director or specifying the size of our increased board at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.

        In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our certificate of incorporation. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

        Amendment.    Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

Rights agreement

        Our board of directors has adopted a rights agreement, with The Bank of New York as rights agent. The rights agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. For information on how to obtain a copy of the rights agreement, please see "Where to Find Additional Information Regarding Avaya."

        Anti-Takeover Effects.    The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

        Exercisability of Rights.    Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock, par value $1.00 per share, at an initial purchase price of $125, subject to customary anti-dilution adjustments. For a description of the terms of our Series A junior participating preferred stock, see "—Series A Junior Participating Preferred Stock" below.

        The rights will not become exercisable until the earliest of:

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  10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding;

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  10 business days after we first determine that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding; or

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  such date, if any, as may be designated by the board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 15% or more of our common stock then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

        Additionally, at any time a person or a group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

        For purposes of the rights agreement, the Warburg Pincus Funds are not deemed to be the beneficial owners of any shares of common stock they acquired upon conversion of the Series B preferred stock or that they acquired or can acquire by exercising Series A or Series B warrants.

        The various features of our rights agreement are described below.

        "Flip In" Feature.    In the event a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A junior participating preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that an exercise price of $125 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 15% or more of our common stock then outstanding, can exercise his or her right by paying us $125 in order to receive from us shares of common stock having a value equal to $250.

        "Exchange" Feature.    At any time after a person or group becomes the beneficial owner of securities representing 15% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

        "Flip Over" Feature.    In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets and those of our subsidiaries or our earning power and that of our subsidiaries, in each case taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 15% or more of our common shares than outstanding, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

        Redemption of Rights.    At any time before the earlier to occur of:

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  public disclosure that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding or

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  our determination that a person or group has become the beneficial owner of securities representing 15% or more of our common stock then outstanding our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "Exercisability of Rights" above, will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

        Amendment of Rights.    At any time before a person or group becomes the beneficial owner of securities representing 15% or more of our common stock then outstanding, the terms of the existing rights agreement may be amended by our board of directors without the consent of the holders of the rights.

        However, if at any time after a person or group beneficially owns securities representing 15% or more, or such lower percentage as may be amended in the existing rights agreement, of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

        Termination of Rights.    If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

Series A junior participating preferred stock

        In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 7,500,000 shares of Series A junior participating preferred stock.

        We have designed the dividend, liquidation, voting and redemption features of our Series A junior participating preferred stock so that the value of one one-thousandth of a share of our Series A junior participating preferred stock approximates the value of one share of our common stock. Shares of our Series A junior participating preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A junior participating preferred stock:

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  is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

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  will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

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  in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

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  will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

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  in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

        The rights of our Series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Delaware business combination statute

        Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

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  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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  on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

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  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

  •
  the affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, for a period of three years following the distribution date, Lucent and its affiliates are excluded from the definition of interested stockholder pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

        The Bank of New York is acting as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

        Avaya may sell the securities in four ways:

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  through underwriters;

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  through dealers;

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  through agents; and

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  directly to purchasers.

        If Avaya uses underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with one or more underwriters. The names of those underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If Avaya uses underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

        We may grant to the underwriters an option to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

        If Avaya uses a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

        If Avaya designates an agent or agents in an offering of securities using this prospectus, unless otherwise indicated in a prospectus supplement, that agent will be acting on a best efforts basis for the period of its appointment.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Underwriters, dealers, agents or remarketing firms participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agents, will be disclosed in the prospectus supplement. Pursuant to agreements that we may enter into, underwriters, dealers, agents or remarketing firms who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers, agents or remarketing firms may be required to make in respect of these liabilities.

        We may offer to sell securities, either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        We may authorize underwriters, and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

        We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

        Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL OPINIONS

        The validity of the securities offered in this prospectus, as well as certain other legal matters, will be passed upon by Pamela F. Craven, Esq., Senior Vice President, Secretary and General Counsel of the Company. As of June 30, 2003, Pamela F. Craven owned 51,215 shares of Avaya common stock, 236,743 restricted stock units of our common stock and options to purchase 1,275,000 shares of our common stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of Avaya Inc. for the year ended September 30, 2002 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as described in Note 2 to the financial statements and an emphasis of a matter paragraph relating to Avaya's spin-off from Lucent as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
SUMMARY
AVAYA
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
THE UNDERWRITER
LEGAL OPINIONS
EXPERTS
WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF AVAYA INC. AND SUBSIDIARIES
AVAYA INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED BALANCE SHEET As of December 31, 2003 (dollars in millions, except per share amounts)
AVAYA INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS Three Months Ended December 31, 2003 (dollars in millions, except per share amounts)
NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF AVAYA INC. AND SUBSIDIARIES
DESCRIPTION OF AVAYA
WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA
FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK ACCRETION
USE OF PROCEEDS
DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS